CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2017 RESULTS

New York, New York, August 22, 2016 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its first quarter ended June 30, 2016 of fiscal year 2017.

The Company reported net income of $408 thousand, or basic and diluted earnings per share of $0.04, for the quarter ended June 30, 2016, compared to net income of $445 thousand, or basic and diluted earnings per share of $0.05, for the quarter ended June 30, 2015.

“We are pleased with the first quarter of fiscal year 2017,” said Michael T. Pugh, the Company's President and Chief Executive Officer. “Our favorable net income results were driven by our sustained efforts to grow interest income through loans, while continuing to be mindful of asset quality. The optimization of our loan portfolio remains a strategic priority. During the quarter, we took steps to reduce the concentration of commercial real estate loans as a percentage of our overall assets.

“As a community development financial institution, which first opened its doors in Harlem in 1948, we are committed to providing small businesses entrepreneurs with the loan capital needed to successfully grow their businesses across the low-to-moderate and middle income neighborhoods that Carver serves throughout Greater New York City.

“During the quarter we executed several initiatives that exemplify our commitment to the community:

•	We rolled out Cash Access Loans, a cost-competitive loan program for small businesses and retail consumers, which secures the needed capital for modest upgrades and day-to-day cash flow needs.

•
We partnered with the New York State Small Business Development Center for our second annual Profit Mastery Seminar, a special program designed to enhance the financial knowledge and skills of small business owners in the local community.

•	We continue to host community partner events highlighting financial education and small business ownership in the neighborhoods that we serve.

“As we move forward, we continue to look for opportunities to reduce operating expenses and grow revenue while ensuring sound operations in line with regulatory guidelines. Notably, as the largest African- and Caribbean- American operated bank in the U.S, we have experienced an increase in new account activity since the beginning of July 2016. We believe this renewed interest in banking with Carver is the result of the deep relationships we have nurtured with our customers and community partners alike-all at a time when messages of social justice, community and diversity have taken on renewed importance. Indeed, for the month of July 2016, Carver opened approximately 1,200 new accounts and took in approximately $4.0 million in new deposits. As a mission-focused bank, we are leveraging this growth in new business to provide individuals with the knowledge and tools they need to make sound banking decisions.”

Statement of Operations Highlights

First Quarter Results
The Company reported net income of $408 thousand for the three months ended June 30, 2016, compared to net income of $445 thousand for the prior year quarter. The change in our results was primarily driven by higher non-interest expense during the current quarter, partially offset by higher net interest income and a recovery of loan loss in the current period compared to a provision for loan loss in the prior year period.

Net Interest Income
Net interest income increased $515 thousand, or 10.0%, to $5.7 million for the three months ended June 30, 2016, compared to $5.2 million for the prior year quarter.

Interest income increased $698 thousand, or 11.2%, to $6.9 million for the three months ended June 30, 2016, compared to $6.2 million for the prior year quarter. Despite a 22 basis point decline in average yield, interest income on loans increased $797 thousand, or 14.1%, compared to the prior year quarter due to a $97.1 million, or 19.9%, increase in the Bank's average loan balances. This was partially offset by a $113 thousand, or 33.1%, decrease in interest on investment securities. Although the average yield on investment securities increased 31 basis points to 2.15% compared to the prior year quarter, the average balances decreased $29.0 million, or 52.3%, to $26.5 million as a result of calls and maturities of securities in the Bank's available-for-sale portfolio.

Interest expense increased $183 thousand, or 17.3%, to $1.2 million for the three months ended June 30, 2016, compared to $1.1 million for the prior year quarter, primarily attributable to a $42.3 million, or 19.5%, increase in the average balances of certificates of deposits. The average rate on money market accounts also increased 13 basis points to 0.62% compared to the prior year quarter, contributing to the $57 thousand increase in interest for that product.

Provision for Loan Losses
The Company recorded a $204 thousand recovery of loan loss for the three months ended June 30, 2016, compared to a $34 thousand provision for loan loss for the prior year quarter. Net recoveries of $155 thousand were recognized during the first quarter, compared to net chargeoffs of $487 thousand for the prior year quarter.

Non-interest Income
Non-interest income remained relatively unchanged at $1.2 million, decreasing $30 thousand, or 2.5%, for the three months ended June 30, 2016, compared to the prior year quarter. Higher depository fees in the current period were offset by higher gains on sales of loans in the prior year quarter.

Non-interest Expense
Non-interest expense increased $736 thousand, or 12.6%, to $6.6 million for the three months ended June 30, 2016, compared to $5.9 million for the prior year quarter due to higher other non-interest expense and employee compensation and benefits. These increases were primarily due to additional legal, audit and staffing costs associated with strengthening the Bank’s regulatory and compliance infrastructure.

Income Taxes
Income tax expense was $37 thousand for the three months ended June 30, 2016, compared to $13 thousand for the prior year quarter.

Financial Condition Highlights
At June 30, 2016, total assets were $697.6 million, reflecting a decrease of $44.1 million, or 5.9%, from total assets of $741.7 million at March 31, 2016. This change was the result of decreases of $27.3 million in the loan portfolio net of the allowance for loan losses and $17.7 million in cash and cash equivalents. The Bank is making efforts to reduce the concentration of commercial real estate loans. The decrease in the loan portfolio was largely attributable to loan payoffs and paydowns.

Total cash and cash equivalents decreased $17.7 million, or 27.8%, to $46.0 million at June 30, 2016, compared to $63.7 million at March 31, 2016 as the Bank repaid short-term borrowings during the period and reduced the level of brokered deposits.

Total investment securities decreased $2.5 million, or 3.5%, to $69.0 million at June 30, 2016, compared to $71.5 million at March 31, 2016, as cash generated from calls and sales of securities was redeployed into higher yielding loans.

Loans decreased $27.3 million, or 4.6%, to $561.7 million at June 30, 2016, compared to $589.0 million at March 31, 2016, as the Bank began a targeted reduction of its concentration in commercial real estate mortgage loans by reducing its efforts to slow attrition in and payoffs of Non Owner Occupied CRE loans.

Loans held-for-sale ("HFS") increased $3.3 million, or 133.6%, to $5.8 million at June 30, 2016, following the transfer of one commercial real estate loan into the held-for-sale portfolio. The transferred loan, with a carrying value of $3.4 million, was subsequently sold at par on July 7, 2016.

Total liabilities decreased $44.9 million, or 6.5%, to $642.6 million at June 30, 2016, compared to $687.5 million at March 31, 2016, following decreases in the Bank's deposits and borrowed funds.

Deposits decreased $26.8 million, or 4.4%, to $579.9 million at June 30, 2016, compared to $606.7 million at March 31, 2016, due primarily to decreases in brokered deposits in money market accounts and certificates of deposits. The Company did not actively pursue the retention of these deposits as it has been seeking to reduce its overall level of brokered deposits.

Advances from the Federal Home Loan Bank of New York and other borrowed money decreased $19.0 million, or 27.8%, to $49.4 million at June 30, 2016, compared to $68.4 million at March 31, 2016 due to the repayment of short-term borrowings during the quarter.

Total equity increased $767 thousand, or 1.4%, to $55.0 million at June 30, 2016, compared to $54.2 million at March 31, 2016. The increase was primarily driven by a $359 thousand increase in unrealized gains on investments and net income for the quarter of $408 thousand.

Asset Quality
At June 30, 2016, non-performing assets totaled $16.4 million, or 2.4% of total assets, compared to $17.5 million, or 2.4% of total assets, at March 31, 2016, and $13.5 million, or 1.8% of total assets, at December 31, 2015. Non-performing assets at June 30, 2016, consisted of $5.0 million of loans classified as impaired, $2.4 million of loans 90 days or more past due and nonaccruing, $2.1 million of loans classified as troubled debt restructurings, $1.1 million of other real estate owned, and $5.8 million of loans classified as HFS. In July 2016, the Bank was successful in selling at par $3.4 million of HFS loans.

At June 30, 2016, the allowance for loan losses was $5.2 million, representing a ratio of the allowance for loan losses to non-performing loans of 54.5% compared to a ratio of 37.5% at March 31, 2016. The ratio of the allowance for loan losses to total loans was 0.92% at June 30, 2016 compared to a ratio of 0.89% at March 31, 2016. Non-performing loans have decreased 31.9% to $9.5 million during the three month period, primarily due to the transfer of one commercial real estate loan to the Bank's held-for-sale portfolio.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is among the largest African- and Caribbean-American managed banks in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael.herley@kekst.com
ruth.pachman@kekst.com

Christina L. Maier
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(212) 360-8894
christina.maier@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

$ in thousands except per share data	June 30, 2016	March 31, 2016
ASSETS
Cash and cash equivalents:
Cash and due from banks	$45,771	$63,156
Money market investments	255	504
Total cash and cash equivalents	46,026	63,660
Restricted cash	225	225
Investment securities:
Available-for-sale, at fair value	54,012	56,180
Held-to-maturity, at amortized cost (fair value of $15,442 and $15,653 at June 30, 2016 and March 31, 2016, respectively)	14,983	15,311
Total investment securities	68,995	71,491

Loans held-for-sale	5,829	2,495

Loans receivable:
Real estate mortgage loans	491,889	517,785
Commercial business loans	69,664	71,192
Consumer loans	125	42
Loans, net	561,678	589,019
Allowance for loan losses	(5,183)	(5,232)
Total loans receivable, net	556,495	583,787
Premises and equipment, net	5,774	5,983
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,216	2,883
Accrued interest receivable	4,310	3,647
Other assets	7,686	7,557
Total assets	$697,556	$741,728

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$95,630	$95,230
Non-interest bearing checking	54,698	56,634
Interest-bearing checking	33,887	33,106
Money market	143,959	163,380
Certificates of deposit	250,012	255,854
Escrow	1,757	2,537
Total deposits	579,943	606,741
Advances from the FHLB-NY and other borrowed money	49,403	68,403
Other liabilities	13,228	12,369
Total liabilities	642,574	687,513

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 shares issued; 3,696,087 shares outstanding at June 30, 2016 and March 31, 2016, respectively)	61	61
Additional paid-in capital	55,470	55,470
Accumulated deficit	(45,302)	(45,710)
Treasury stock, at cost (1,944 shares at June 30, 2016 and March 31, 2016)	(417)	(417)
Accumulated other comprehensive income (loss)	52	(307)
Total equity	54,982	54,215
Total liabilities and equity	$697,556	$741,728

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	June 30,
$ in thousands except per share data	2016	2015 Restated
Interest income:
Loans	$6,439	$5,642
Mortgage-backed securities	170	191
Investment securities	228	341
Money market investments	69	34
Total interest income	6,906	6,208

Interest expense:
Deposits	935	776
Advances and other borrowed money	306	282
Total interest expense	1,241	1,058

Net interest income	5,665	5,150
Provision for (recovery of) loan losses (1)	(204)	34
Net interest income after provision for loan losses	5,869	5,116

Non-interest income:
Depository fees and charges	802	668
Loan fees and service charges	143	172
Gain on sale of loans, net	66	194
Gain on sale of real estate owned, net	—	18
Gain on sale of building, net	17	—
Other	135	141
Total non-interest income	1,163	1,193

Non-interest expense:
Employee compensation and benefits	2,936	2,781
Net occupancy expense	744	996
Equipment, net	188	162
Data processing (1)	328	224
Consulting fees (1)	192	145
Federal deposit insurance premiums	166	122
Other (1)	2,033	1,421
Total non-interest expense (1)	6,587	5,851

Income before income taxes	445	458
Income tax expense	37	13
Net income attributable to Carver Bancorp, Inc.	$408	$445

Earnings per common share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05
(1) June 30, 2015 amounts have been restated from previously reported results to correct for a material and certain other errors from prior periods.

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	June 2016	March 2016	December 2015	September 2015	June 2015
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,060	$2,947	$2,997	$3,251	$3,654
Multifamily	1,755	1,769	1,229	1,241	1,247
Commercial real estate	2,221	5,338	3,427	—	1,784
Business	2,469	3,896	2,494	1,992	1,883
Total non-performing loans	$9,505	$13,950	$10,147	$6,484	$8,568

Other non-performing assets (2):
Real estate owned	1,100	1,008	960	3,723	3,723
Loans held-for-sale	5,829	2,495	2,404	2,586	2,576
Total other non-performing assets	6,929	3,503	3,364	6,309	6,299
Total non-performing assets (3):	$16,434	$17,453	$13,511	$12,793	$14,867

Non-performing loans to total loans	1.69%	2.37%	1.69%	1.15%	1.74%
Non-performing assets to total assets	2.36%	2.35%	1.79%	1.74%	2.22%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost less cost to sell, or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At June 30, 2016, there were $5.6 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended June 30,
	2016			2015
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$584,585	$6,439	4.41%	$487,534	$5,642	4.63%
Mortgage-backed securities	33,885	170	2.01%	38,308	191	1.99%
Investment securities	26,462	142	2.15%	55,466	255	1.84%
Restricted cash deposit	225	—	0.03%	6,354	—	0.03%
Equity securities (2)	2,829	31	4.40%	2,859	27	3.79%
Other investments and federal funds sold	67,428	124	0.74%	65,470	93	0.57%
Total interest-earning assets	715,414	6,906	3.87%	655,991	6,208	3.79%
Non-interest-earning assets	16,132			24,559
Total assets	$731,546			$680,550

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$33,189	$13	0.16%	$31,538	$13	0.17%
Savings and clubs	96,647	66	0.27%	95,429	63	0.26%
Money market	157,313	243	0.62%	150,824	186	0.49%
Certificates of deposit	259,556	604	0.93%	217,267	504	0.93%
Escrow	2,765	9	1.31%	2,597	10	1.54%
Total deposits	549,470	935	0.68%	497,655	776	0.63%
Borrowed money	59,711	306	2.06%	62,853	282	1.80%
Total interest-bearing liabilities	609,181	1,241	0.82%	560,508	1,058	0.76%
Non-interest-bearing liabilities:
Demand	55,749			51,692
Other liabilities	11,874			13,618
Total liabilities	676,804			625,818
Stockholders' equity	54,742			54,732
Total liabilities and equity	$731,546			$680,550
Net interest income		$5,665			$5,150

Average interest rate spread			3.05%			3.03%

Net interest margin			3.17%			3.14%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30,
Selected Statistical Data:	2016		2015 Restated
Return on average assets (1)	0.22%		0.26%
Return on average stockholders' equity (2) (10)	2.98%		3.25%
Return on average stockholders' equity, excluding AOCI (2) (10)	2.97%		3.17%
Net interest margin (3)	3.17%		3.14%
Interest rate spread (4)	3.05%		3.03%
Efficiency ratio (5) (10)	96.47%		92.24%
Operating expenses to average assets (6)	3.60%		3.44%
Average stockholders' equity to average assets (7) (10)	7.48%		8.04%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	7.51%		8.26%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.17	x

Basic earnings per share	$0.04		$0.05
Average shares outstanding	3,696,420		3,696,420

	June 30,
	2016		2015
Capital Ratios:
Tier 1 leverage ratio (8)	9.18%		10.24%
Common Equity Tier 1 capital ratio (8)	13.03%		14.55%
Tier 1 risk-based capital ratio (8)	13.03%		14.55%
Total risk-based capital ratio (8)	14.43%		16.10%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.36%		2.22%
Non-performing loans to total loans receivable (9)	1.69%		1.74%
Allowance for loan losses to total loans receivable	0.92%		0.81%
Allowance for loan losses to non-performing loans	54.53%		46.39%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and are not necessarily indicative of current operating or future performance.

	Three Months Ended June 30,
$ in thousands	2016	2015
Average Stockholders' Equity
Average Stockholders' Equity	54,742	54,732
Average AOCI	(187)	(1,468)
Average Stockholders' Equity, excluding AOCI	$54,929	$56,200

Return on Average Stockholders' Equity	2.98%	3.25%
Return on Average Stockholders' Equity, excluding AOCI	2.97%	3.17%

Average Stockholders' Equity to Average Assets	7.48%	8.04%
Average Stockholders' Equity, excluding AOCI, to Average Assets	7.51%	8.26%